EXHIBIT 4.10

CRYPTOLOGIC GROUP OF COMPANIES CODE OF BUSINESS
CONDUCT AND ETHICS

CryptoLogic Group of Companies and our subsidiaries (referred to collectively as the “Company”, “CryptoLogic”, “we”, “our” unless otherwise specifically noted) is committed to the highest standards of legal and ethical business conduct. This Code of Business Conduct and Ethics summarizes the legal, ethical and regulatory standards that the Company must follow and is a reminder to our directors, officers, employees, contractors and other representatives, of that commitment. Compliance with this Code and high standards of business conduct is mandatory for every CryptoLogic Group of Companies employee.

INTRODUCTION

Our business is becoming increasingly complex, both in terms of the geographies in which we function and the laws with which we must comply. To help our directors, officers, employees, contractors and other representatives understand what is expected of them and to carry out their responsibilities, we have created this Code of Business Conduct and Ethics.

This Code is not intended to be a comprehensive guide to all of our policies or to all your responsibilities under law or regulation. It provides general parameters to help you resolve the ethical and legal issues you encounter in conducting our business. Think of this Code as a guideline, or a minimum requirement, that must always be followed. If you have any questions about anything in the Code or appropriate actions in light of the Code, you may contact the Chairman of the Company’s Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Director of Human Resources.

We require each of our directors, officers, employees, contractors and other representatives to read and become familiar with the ethical standards described in this Code and to manage one’s behaviour in accordance with best practices. On a yearly basis as part of the annual review, your performance and behaviour will be measured against the standards set out herein.

I.   We Insist on Honest and Ethical Conduct By All of Our Directors, Officers, Employees, Contractors and Other Representatives

The Company is a leading software and services provider to the worldwide Internet gaming market. We have built our business based on excellence in products and services: not only quality software products, but quality employees and representatives who adhere to the very highest standards of honesty, ethics and fairness in our dealings with all of our business contacts. Regulatory leadership is one of three core imperatives of our strategy. We are committed to the highest standards of transparency and regulatory compliance. Accordingly, we place the highest value on the integrity of our directors, our officers, our employees, Contractors and Other Representatives and demand this level of integrity in all our dealings. We insist on not only ethical dealings among each other and with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Honest Dealings

Directors, officers, employees, contractors and other representatives are required to deal honestly with our customers, suppliers, competitors and other third parties. Serving our clients effectively is one of our most important goals—in the eyes of the customer you are the Company. In our dealings with customers and suppliers, we:

• prohibit any incentive or improper payment, direct or indirect, to any representative of government or regulator;

• prohibit our directors, officers and employees from accepting any incentive or improper payment from anyone; and

• protect with the greatest integrity against all proprietary data our customers or suppliers provide to us.

Conflicts of Interest; Corporate Opportunities

While in the employ or acting in a capacity for the Company, our directors, officers, employees, contractors and other representatives should not be involved in any activity that creates a material conflict of interest between their personal interests and the interests of the Company. In particular, without the specific permission of the Chairman of the Board of Directors, no director, officer, employee, contractor and other representatives shall:

• be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that:

markets products or services in direct competition with our current products and services;

supplies products or services to the Company; or
purchases products or services from the Company.

Directors, officers, employees, contractors and other representatives must notify the Chairman of the Board of Directors of the existence of any actual or potential material conflicts of interest.

Confidentiality and Corporate Assets

Our directors, officers, employees, contractors and other representatives are entrusted with our confidential information and with the confidential information of our suppliers, customers or other business partners. This information may include (1) technical or scientific information about current and future products, services or research, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information, (5) supplier and customer lists and (6) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our suppliers, customers or other business partners. This information is our property, or the property of our suppliers, customers or business partners and in many cases was developed at great expense. Our directors, officers, employees, contractors and other representatives shall:

• Not discuss confidential information with, or in the presence, of any unauthorized persons, including family members and friends;

• Use confidential information only for our legitimate business purposes and not for personal gain;

• Not disclose confidential information to third parties.

Please review the Company’s “Non-Disclosure and Confidentiality Agreement”, which you signed upon joining CryptoLogic, in order to re-familiarize yourself with the requirements and responsibilities in this area.

II.	We Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with securities regulators in North America and the United Kingdom, where the Company is listed. To this end, our directors, officers, employees, contractors and other representatives shall:

• comply with generally accepted accounting principles at all times;

• maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded and material information about the Company is made known to management; and

• not communicate to the public or any non-employee any non-public information except through our Chief Executive Officer, Chief Financial Officer or Director, Human Resources. This includes obtaining prior consent of the above named officers for any press or media articles or interviews.

III.	We Comply With all Laws, Rules and Regulations

We will comply with all laws and governmental regulations that are applicable to our activities, and expect all our directors, officers, employees, contractors and other representatives to obey the law. Specifically, we are committed to:

• complying with applicable employment legislation;

• complying with all applicable securities laws; and

• complying with applicable government regulations pertaining to our business, specifically relating to the Internet, electronic commerce and online gaming.

Please review the Company’s “Statement of Confidentiality and Trading Responsibilities” to re-familiarize yourself with the requirements describing the nature of inside information and the related restrictions on trading.

REPORTING AND EFFECT OF VIOLATIONS

Compliance with this code of conduct is, first and foremost, the individual responsibility of every director, officer, employee, contractor and other representatives.. We aim to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution. It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counseling, and the normal chain of command cannot, for whatever reason, be used.

Administration

Our Board of Directors has established the standards of business conduct contained in this Code and oversees compliance with this Code. The Board has requested that the Chairman of the Board of Directors monitor compliance with the Code. While serving in this capacity, the Chairman will report to the Board of Directors his findings regarding compliance with the Code and the status of any investigations of material violations of the Code.

Reporting Violations and Questions

Directors, officers, employees, contractors and other representatives must report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to Conduct, to the Chairman of the Board of Directors. Additionally, directors, officers, employees, contractors and other representatives may contact the Chairman of the Board of Directors with a question or concern about this Code or a business practice. Any questions or violation reports will be addressed immediately, and can be made anonymously. If you feel uncomfortable reporting suspected violations to this individual, you may report matters to the Chief Executive Officer, Chief Financial Officer, and Director of Human Resources. The address and telephone number of these individuals are listed below in this Code.

In addition, each director, officer, employee, contractor and representatives should be aware of the Whistleblower Policy of the Corporation and report incidents defined under the policy when they become aware of them.

We will not permit any retaliation against a director, officer, employee, contractor, or other representative who acts in good faith in reporting any violation.

The Chairman of the Board will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures. All reports will be treated confidentially to every extent possible.

Names and Addresses

Reporting Contacts:

Chairman of the Board of Directors	Chief Executive Officer
Name: Robert Stikeman Stikeman, Graham, Keeley & Spiegel Address: 220 Bay Street, 7th Floor Toronto, ON M5J 2W4 Phone: 416-367-1930 E-mail: bob@stikeman.to	Name: Brian Hadfield CryptoLogic Ltd. Address: Alexandra House The Sweepstakes Ballsbridge Dublin 4, Ireland P+353 (0) 1631-9000 +353 (0) 1631-9001 E-mail: brian.hadfield@cryptologic.com

Chief Financial Officer	Director, Human Resources
Name: Steve Taylor CryptoLogic Ltd. Address: Alexandra House The Sweepstakes Ballsbridge Dublin 4, Ireland P+353 (0) 1631-9000 +353 (0) 1631-9001 E-mail: stephen.taylor@cryptologic.com	Name: Donna Husack CryptoLogic Group of Companies Address: 55 St. Clair Ave W 3rd Floor Toronto, ON M4V 2Y7 Phone: 416-545-1455 x 5722 E-mail: donna.husack@cryptologic.com